DEVELOPMENT LOAN AGREEMENT

THIS AGREEMENT is made effective as of July 16 , 1997, is entered into by and between CONCEPTS DIRECT, INC., a Delaware Corporation, (the "Borrower"), and BANK ONE, COLORADO, NA (the "Bank").

RECITALS

This Agreement is entered into upon the basis of the following facts and circumstances:

A. The Borrower owns the real property located in the City of Longmont, County of Weld, State of Colorado, and described in Exhibit A, which Borrower proposes to develop into platted parcels for construction of office, manufacturing and warehouse space. The real property described in Exhibit A, and all appurtenances thereto, all developmental improvements and infrastructure, and all other real and personal property used in connection with development thereof or otherwise a part of the collateral for the Loan are referred to it collectively as the Property .

B. Borrower proposes to develop the Property and construct certain improvements and infrastructure in the nature of grading, utility lines, roads, curbs and gutters and other developmental improvements ("Improvements") in accordance with development plans and specifications to be prepared by Borrower (the "Plans"), which are subject to approval by the Bank, in compliance with applicable zoning, subdivision and development laws and regulations governing the development of property for sale as office, manufacturing and warehouse space (the "Project").

C. Borrower has applied to the Bank for a loan to finance the development of the Property and construction of the Improvements thereon in an amount not to exceed One Million Three Hundred Thousand and no/100ths Dollars ($1,300,000.00) (the "Loan") for payment of the individual costs itemized on the Approved Budget attached hereto as Exhibit 1, subject to change upon reasonable approval by the Bank. The Loan is evidenced by the Loan Documents.

D. The Bank is willing to make the Loan to Borrower for the purposes set forth above, all upon the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the covenants and conditions, representations and warranties contained herein, the parties hereto agree as follows:

The following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings (such definitions to be equally applicable to the singular and the plural forms thereof):

1.1 "Advances" shall mean disbursements under the Loan pursuant to the terms of this Agreement.

1.2 "Agreement" shall mean this Agreement as originally executed and as amended, modified or supplemented from time to time.

1.3 "Business Day" shall mean every day except a Saturday, Sunday or public holiday under the laws of the United States or the State of Colorado.

1.4 "Closing Date" shall mean the day agreed between by the Borrower and Bank for closing of the Loan; provided, however, that all of the conditions precedent specified in this Agreement to closing shall have been satisfied.

1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6 "Development Funds" shall mean any and all Loan proceeds disbursed in accordance with the Note and this Agreement.

1.7 "Default" shall mean any event which if continued uncured would, with notice or lapse of time or both, constitute an Event of Default.

1.8     "Event of Default" shall mean any Event of Default described in
Section 9. 1.

1.9 " GAAP " shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

1.10 "Governmental Entity" shall mean any governmental or quasi-governmental entity, agency, authority, board, commission, or governing body authorized by federal, state or local laws or regulations as having jurisdiction over the Property or the development thereof.

1.11 "Liabilities" shall have the meaning given to that term in accordance with generally accepted accounting principles consistently applied.

1.12 "Loan Documents" shall mean any and all documents evidencing and securing the Loan and shall include the Note, this Agreement, the Deed of Trust, Assignment- of Right to Participation Payments, Financing Statements, Environmental Indemnity Agreement, collateral assignments of the Construction Contract, Architect's Contract, Subcontracts, Development Items, the Assignments of Purchase Contracts, and any documents or instruments executed or delivered to further evidence or secure the Loan.

1.13 "Loan Party" shall mean the Borrower, and each other Person that from time to time is or becomes obligated to the Bank under any Loan Document.

1.14 "Material Adverse Occurrence" shall mean any change in the assets, business, financial condition, operations, prospects, or results of operations of any Loan Party or the Property or any other event or condition that in the reasonable opinion of Bank (i) could materially affect the likelihood of performance by any Loan Party of any of the Obligations, (ii) could materially affect the ability of any Loan Party to perform any of the Obligations, (iii) could affect the legality, validity, or binding nature of any of the Obligations or any Lien or Encumbrance securing any of the Obligations, (iv) could materially impair the economic value of the Property, or (iv) could affect the priority of any Lien or Encumbrance securing any of the Obligations.

1.15 "Maturity" shall mean the earlier of (i) the date upon which the Note is due, or (ii) the date on which the Note is accelerated and declared due as a result of an Event of Default.

1.16 "Maximum Allowed Development Loan Advances" means the least of (I) $1,300,000.00; (ii) fifty-five (55 %) of the completed and stabilized value of the Property as evidenced in the Appraisal and approved by the Bank;
(iii) 47.3% of the total costs of the Project as shown on the Approved
Budget.

1.17 "Note" shall mean the Promissory Note of even date herewith in the principal amount of $1,300,000.00, made by the Borrower to the order of the Bank.

1.18 "Obligations" shall mean the obligations in connection with the Loan as evidenced by the Note, this Agreement, and the Loan Documents.

1.19 "Official Records" shall mean the records of the Clerk and Recorder of the County in which the Property is located.

1.20 "Person" shall mean any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

1.21 "Prime Rate" shall mean the rate of interest announced by Bank One, Colorado, NA from time to time, as its Prime Rate. The Bank may lend to its customers at rates which are at, above or below the Prime Rate.

Other terms defined herein shall have the meaning ascribed to them herein.

SECTION 2 LOAN COMMITMENT AND ADVANCES

2.1 Subject to the conditions herein set forth, Bank agrees to make the Loan available to or for the benefit of Borrower, and Borrower agrees to draw upon the Loan, in the manner and upon the terms and conditions herein expressed, amounts that shall not exceed the sum of $1,300,000.00.

2.2 The Loan shall be evidenced by a Promissory Note (the "Note") of Borrower, executed and delivered simultaneously with the execution of this Agreement, in the amount of $1,300,000.00, payable to Bank upon the terms and conditions contained therein which may include, but need not be limited to, the following:

a. Interest Rate. Interest shall accrue on Advances from the date of disbursement at the rate of one and one-half percent (I. 5 %) per annum in excess of the Prime Rate. The interest rate shall change from time to time on the effective date of, and in conformity with, changes in the Prime Rate.

b. Interest Payments. All accrued interest shall be due and payable on the first day of each and every month commencing with the first month after the date of the Note.

C. Principal and Interest Payments. Commencing on December 1, 1997 (the "Amortization Date") and on the first (lst) day of each month thereafter until the Note is paid in full, Borrower shall pay to Bank payments consisting of (i) interest accruing on the outstanding principal balance at the Interest Rate, adjusted on a daily basis, as and when the Prime Rate changes, and (ii) principal payments in the amount of $21,668.00 ((i) and (ii) are collectively referred to as the "P&I Payment") which shall be applied to the then outstanding balance under the Note; provided, however, that if less than the Maximum Allowed Development Loan Advances has been disbursed as of the Amortization Date, the P&I Payment shall be recalculated to reflect the lower principal amount. In addition, Borrower shall pay to the Bank in prepayment of the Loan (i) the Release Price (defined in Section 15 below) for all parcels released from the lien of the Deed of Trust, and
(ii) all reimbursements from the City of Longmont pursuant to the Memorandum of Agreement for Public Improvements dated March 25, 1997. Such prepayments shall not reduce or postpone the monthly P&I Payment due under the Note.

d. Note Maturity. The entire unpaid principal balance, all accrued and unpaid interest, and all other amounts payable under the Note shall be due and payable in full on July 10 , 2000.

2.3 Bank shall make Advances, subject to all of the terms and conditions provided herein, in the following manner, only in the amounts and for the cost items set forth in the Approved Budget attached hereto as Schedule "B":

a. Initially, Bank shall make an Advance in an amount not to exceed the amounts set forth on the Approved Budget for the costs items identified thereon as Bank Legal, Title and Close, Bank Loan Fee, Appraisal, and such other amounts as Bank may deem appropriate.

b. The portion of the Loan allocated on the Approved Budget for Interest Reserve shall be held by Bank as an interest reserve (the "Interest Reserve"), and Bank shall make Advances thereof to pay interest when due under the Loan. If funds are not available from the Interest Reserve to pay interest due under the Loan or if Bank shall deter-nine that Borrower will have cost overruns, then, upon ten (10) days' prior written notice to Borrower, Borrower shall pay such interest from its own funds.

C. Bank shall make Advances of the remaining portion of the Loan, allocated on the Approved Budget for direct and indirect costs and expenses for construction of the Improvements, in accordance with one or more of the options described below; upon the occurrence of any event described in Option Two below, Bank may cease Advances under Option One and thereafter make Advances under Option Two:

Option One

Upon receipt by Bank of a Disbursement Request described below, together with all of the items described in Section 7 hereof that are required by Bank in connection with that Advance, Bank shall make Advances on or before the date ten (10) days after receipt by Bank of the Disbursement Request and the satisfaction of all of the conditions to such Advance, no more frequently than monthly, as construction progresses, in amounts equal to:
(i) expenditures for labor performed and material supplied under the construction contract for construction of the Improvements in accordance with the Plans during the period immediately preceding that Advance plus
(ii) indirect construction costs actually paid or incurred by Borrower that have not been covered by previous Advances. Indirect construction costs shall mean those costs related to the construction of the Improvements, other than the cost of labor and materials, and include, but are not limited to, title insurance premiums, permit fees, architect and engineering fees, legal fees, loan fees, taxes and interest during construction, but do not include any profit to Borrower or any affiliate of Borrower. Notwithstanding the foregoing, at Bank's option, Bank may hold back ten percent (10%) of the costs of construction (hereinafter called the "Retention Funds") related to labor but not materials. Subject to the provisions of this Agreement, and so long as there is no Event of Default hereunder, any remaining Retention Funds shall be disbursed upon a date to be determined at Bank's discretion but not later than forty-five (45) days after receipt by Bank of the items specified above and receipt and approval by Bank of the items described in
Section 3.2 hereof.

Option Two

Upon the occurrence of any Event of Default, or at any time that Bank determines from its own inspection that the Improvements are not being constructed according to the Plans and Specifications or in conformity with cost estimates approved by Bank or that requisite and acceptable standards of workmanship are not being met, Bank shall have the right, but not the obligation, to take over and complete construction of the Improvements by or through any agent, contractor or subcontractor of its selection and may make Advances and disburse any funds deposited with Bank by Borrower in payment of the costs, expenses, fees, attorneys' fees and other charges, together with reasonable allowances for supervision, incurred in connection with such taking over and completion. In the event proceeds of the Loan and amounts deposited by Borrower @e insufficient to pay all of the same, the unpaid amount thereof shall be an indebtedness of Borrower to Bank, payable immediately without demand or notice, shall bear interest at the highest rate payable under the Note, and shall be secured by all of the Loan Documents.

2.4 Loan Advance Rates. Bank shall not be obligated to make any Advance of the Development Loan, if at any time or from time to time, the Bank, in its sole and absolute judgment determines that the total of the outstanding Advances of the Development Loan plus the unadvanced balance of the Development Loan exceeds the Maximum Allowed Development Uan Advances. Within ten (10) days following notice from the Bank that such an excess exists, the Loan Parties shall provide additional Owner's Equity in an amount necessary to bring the Development Loan into compliance with the foregoing limit.

2.5 Deadline for Disbursement of all Loan Proceeds. Any other provision contained in this Agreement to the contrary notwithstanding, if for any reason the total amount of the Development Funds, together with the Owner's Equity, has not been fully disbursed prior to the Amortization Date, except for such amounts as are required or permitted under the Loan Agreement, then Bank shall not be obligated to approve any further disbursement(s) thereof, and any then undisbursed Development Funds and undisbursed Owner's Equity may be applied by Bank in any manner or order, such as: first to any costs and expenses incurred by Bank in connection with the Loan; then, to unpaid accrued interest on the Note; and then, to any amounts owing under any of the Loan Documents, including but not limited to principal owing under the Note. Any such or other application shall not constitute a waiver or operate to cure any breach or Default existing under any of the Loan Documents, nor to invalidate any notice of Default or any act done pursuant to such notice and shall not prejudice any rights or powers of the Bank under the Deed of Trust or other Loan Documents.

2.6 Cross-Default and Cross-Collateral. The Borrower and the Bank have entered into a loan transaction (the "Construction Loan") regarding the construction of improvements on real property adjacent to the Property pursuant to which the Borrower has executed and delivered to Bank a Construction Loan Agreement of even date herewith, (the "Construction Loan Agreement") and other documents and instruments in connection with the Construction Loan as described in the Construction Loan Agreement (the "Construction Loan Documents"). The Construction Loan Documents provide that the Obligations under the Construction Loan are additionally secured by the Loan Documents encumbering the Property and that any default under the Construction Loan Documents shall be a default under the Loan Documents. Further, repayment of the Loan is additionally secured by the Construction Loan Documents and any default under the Loan Documents shall be deemed a default under the Construction Loan Documents.

At such time as the Construction Loan is paid in full, the Borrower and Bank will either execute a modification of the Loan to extinguish the cross-default and cross-collateral provisions with respect to the Construction Loan or the Bank will mark the Construction Note "paid in full and cancelled, " but will retain the original thereof in order to effect a release of the Deed of Trust when the Note is paid in full.

SECTION 3 LOAN FEES

3.1 In connection with the Loan, Bank has earned and Borrower has paid or shall pay to Bank at the time of recording of the Deed of Trust, a non-refundable Loan fee in the amount of $13,000.00, representing one percent (1 %) of the principal amount of the Note.

SECTION 4 SALE CONTRACTS

4.1 Borrower will enter into agreements for the sale of developed building sites ("Sites") within the Project to one or more qualified purchasers ("Contracts"). Borrower has unconditionally assigned to the Bank as additional security for the Loan its rights as seller under each Contract (each, an "Assignment of Purchase Contract"), including, without limitation, Borrower's rights to the cash down payment deposits, if any, deposited by purchaser into escrow accounts. Borrower shall, subsequent to the Closing Date, execute any additional documentation as may be required by the Bank in order to more fully unconditionally assign to the Bank its rights as seller under each Contract (including the cash down payment escrow deposits).

4.2 Notwithstanding any provision in the Loan Documents to the contrary, in the event of a default by Purchaser under a Contract, at a time when Borrower is in default, which default remains uncured after any applicable cure period under the terms of any of the Loan Documents, or when facts or circumstances exist which, with the giving of notice or the passage of time, or both, would constitute an Event of Default under the Loan Documents, any and all remaining amounts of Purchaser's earnest money deposit shall, upon forfeiture by Purchaser, become the property of the Bank, and shall be delivered by Borrower to the Bank upon demand, and shall be applied by the Bank as a prepayment of principal in accordance with the terms of the Note; provided, however, that no such prepayment shall apply toward Borrower's mandatory Site Release Price payment obligations set forth in Section 15.2(c) below, or otherwise reduce or postpone any other payments under the Loan Documents as the same may become due from time to time.

SECTION 5 SECURITY

5.1 Borrower shall cause the Loan and Borrower's obligations under this Agreement are secured by the following:

a. A Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Revenues (severally and collectively, the "Deed of Trust") constituting:

(1) A valid lien on the Property and Improvements, subject only to the lien of the Construction Loan and such matters as specifically approved by Bank;

(2) A valid and effectual security agreement granting Bank a security interest in all of the property described below in, to, or under which Borrower now has or hereafter acquires any right, title or interest, whether present, future, or contingent: all equipment, inventory, accounts, general intangibles, instruments, documents, and chattel paper, as those terms are defined in the Uniform Commercial Code, and all other personal property of any kind (including without limitation money and rights to the payment of money), whether now existing or hereafter created, that are now or at any time hereafter (i) in the possession or control of Bank in any capacity (except for deposit account funds maintained by Borrower in a fiduciary capacity, held for the benefit of third parties for purposes unrelated to this Agreement, in escrow or other fiduciary accounts designated as such);
(ii) erected upon, attached to, or appurtenant to, the Property; (iii) located or used on the Property or identified for use on the Property (whether stored on the Property or elsewhere); or (iv) used in connection with, arising from, related to, or associated with the Property or any of the personal property described herein, the construction of any improvements on the Property, the ownership, development, maintenance, leasing, management, or operation of the Property, the use or enjoyment of the Property, or the operation of any business conducted on the Property; together with all products and proceeds of all of the foregoing, in any form. The security interest of Bank as set forth in this paragraph shall be subject only to the security interest created by the Construction Loan Documents;

(3) A valid and effectual assignment of rents and leases covering the Property and Improvements;

b. Valid and effectual assignments of Borrower's interest in the Plans, all construction and architects' contracts, all operating, management and supervision agreements, and all other documents relating to the ownership, development, construction, maintenance, leasing, management and operation of the Property and Improvements, if any;

together with any UCC financing statements for filing and/or recording and any other items required by Bank to fully perfect the liens and security interests of Bank.

5.2 All of the documents required by Bank to grant and perfect the liens and security interests required herein shall be in form satisfactory to Bank and may be referred to herein as the "Loan Documents."

The obligation of Bank to make the Loan, and each and every Advance, is subject to the following express conditions precedent, all of which, unless otherwise provided below, or otherwise waived by Bank, shall have been satisfied prior to the recording of the Deed of Trust:

6.1 The Bank shall have received and approved fully executed copies of the Loan Documents which shall have been duly authorized, executed (and, where appropriate, acknowledged), and delivered by the Borrower and any and all other documents the Bank may deem reasonably necessary with respect to the Loan;

6.2 Bank shall have received the Loan fee required in paragraph 3.1 hereof.

6.3 Borrower, at its expense, shall have obtained and delivered to Bank (except that the appraisal required below shall be ordered by Bank at Borrower's expense) the following items, all of which shall be in form and content satisfactory to Bank and shall be subject to approval by Bank, which approval shall not be unreasonably withheld:

(a) Acquisition Documents. A copy of the conveyance deed by which Borrower acquired the Property and a copy of the fully-executed closing settlement sheets for the purchase of the Property;

(b) Current Financial Statements. Personally certified current financial statements of Borrower, less than 180 days old; copy of the extension forms for 1996 federal tax returns for Borrower including all schedules and exhibits, and a summary of 1997 cash flow.

(c) Pre-closing Expenses. Evidence reasonably satisfactory to the Bank and the Title Company that all pre-closing development costs on the Project have been paid in a timely fashion or will be paid at closing, which evidence shall include without limitation lien waivers, paid invoices, governmental inspections and approvals, as applicable;

(d) Plans. Two (2) complete sets of final Plans which have also been approved by all Governmental Entities having jurisdiction therefor;

(e) Subcontracts. If requested by Bank, copies of all Subcontracts from all material suppliers, and subcontractors who will be providing materials or labor for construction of the Improvements.

(f) Subcontract List. If requested by Bank a list of all Subcontractors, with name of contact person, telephone number and address, required to be updated when new Subcontracts are made, a general statement of the nature of the work to be done or materials supplied and the dollar value of the work to be done, certified by the Borrower;

(g) Soils Report. An engineer's report prepared and certified by a qualified engineer acceptable to Bank, showing locations and results of all borings, together with recommendations for the design of the foundations of the Buildings and certifying in a manner reasonably satisfactory to Bank the adequacy of the existing soils condition, indicating that the Plans for construction of the Improvements are satisfactory in view of the condition of the soil;

(h) Engineer's Certificate. A certificate from Park Engineering certifying that the Improvements as shown on the Plans, are designed to be in compliance with all applicable governmental requirements; and

(i) Development Items. Copies of all engineering reports, land planning maps, or plats, soils tests, environmental reports, surveys prepared for the orderly planning of the Improvements, marketing materials and brochures, building pen-nits or licenses, utility taps or supply agreements, governmental or private agreements, indemnities, waivers, rights to reimbursements, abatements or benefits of whatsoever nature regarding the Property, to the extent assignable, and other documents prepared and existing for the development of the Project available at Closing, with subsequent submissions to the Bank of reports and studies not required to be available at Closing, if requested by Bank (collectively called "Development Items");

0) Development Documents. Receipt of copies of any agreements, existing or proposed, with Governmental Entities, in the nature of a subdivider's agreement, public improvements agreement, or annexation agreement affecting the development of the Project or requiring cash equivalent collateral, or imposing building restrictions in lieu of collateral, as a condition to development of the Project (collectively, the "Development Documents");

(k) Budget. Approved Budget attached hereto as Exhibit B, which shall be based upon executed subcontracts or firm bids satisfactory to the Bank and its Project Inspector;

(1)    Appraisal.  The Appraisal;

 (m) Environmental Audits. The Phase I Environmental Audit prepared by an environmental engineering company approved by the Bank and in substance satisfactory to Bank regarding the Property;

(n) Environmental Reports. Copies of any environmental impact statements, Material Safety Data Sheets filed or to be filed with OSHA, the State of Colorado or any local emergency planning commission or the local fire department ("Environmental Reports"), if any;

(o)   Utilities.   Receipt of evidence satisfactory to Bank of the
availability to the Property boundaries of all Utilities;

(p) Plats. Three copies of any proposed or existing recorded plat, showing all easements, ditches, streets, lot lines and proposed location for all Improvements on the Property and evidence satisfactory to the Bank that the transfer of ownership of the Property as a consequence of foreclosure or deed in lieu of foreclosure will not result in a violation of subdivision laws.

(q) Zoning/PUDS/PDP. Evidence of zoning or a copy of the final approved preliminary development plan ("PDP") or other development plan for the Property permitting the construction of the Project, and containing all use or building conditions or restrictions affecting the Project and approved by the appropriate Governmental Entity;

(r )   Opinions.  Legal opinions of counsel for the Borrower ("Legal
Opinion"), in form and substance reasonably satisfactory to the Bank, opining that the Borrower is duly organized and in good standing under the laws of the State of Delaware and the State of Colorado, and has the power to enter into and perform its obligations under the Loan, that the Loan is not usurious under any applicable law, that the loan transaction and the execution and delivery of the Loan Documents have been duly authorized by all necessary parties, and that the Loan Documents are legal, valid and binding and enforceable in accordance with their terms, subject to customary exceptions;

(s)    Tax Certificate.  A Tax Certificate (defined below);

(t) Special Districts. Identification of any special district affecting the Property, together with a boundary map of the special district, financial statements and outline of the debt structure, if requested by the Bank;

(u) Deposits. Any deposit of money, which may be required pursuant to this Agreement or the Loan Documents, including, without limitation, the Owner's Equity (defined below) and/or satisfactory evidence of the contribution or availability of Owner's Equity to the Project.

(v) Corporation, Limited Liability Company, or Partnership) Documents. If any Loan Party is a corporation, a limited liability company, or a partnership, certified copies of (i) resolutions of its board of directors or, if all managers or all general partners do not sign the Loan Documents, resolutions of the managers of the limited liability company or partners of the partnership, as the case may be, authorizing such Loan Party to execute, deliver, and perform its Loan Documents and to grant to Bank the Liens and Encumbrances on the Property in the Loan Documents and certifying the names and signatures of the officer(s), member(s), manager(s), or partner(s), as the case may be, of such Loan Party authorized to execute the Loan Documents and, in the case of Borrower, to request Advances on behalf of Borrower,
(ii) the certificate of incorporation and bylaws, limited liability company operating agreement, or partnership agreement, as the case may be, of such Loan Party and all amendments thereto, (iii) if any Loan Party is a general partnership or joint venture, the filed or recorded fictitious name certificate for such Loan Party and all amendments thereto, (iv) if any Loan Party is a limited partnership, the filed or recorded certificate of limited partnership of such Loan Party and all amendments thereto, and (v) a certificate of good standing as a corporation, limited liability company, or limited partnership, as the case may be, from the jurisdiction of formation or organization of such Loan Party, and if such jurisdiction is not the State of Colorado, a certificate of qualification as a foreign corporation, limited liability company, or limited partnership, as the case may be, authorized to transact business in the State of Colorado.

6.4 Fees. All taxes, fees and other charges in connection with the execution, delivery and recording of the Loan Documents shall have been paid, and all delinquent taxes, assessments or other governmental charges or liens affecting the Property, if any, shall have been paid. Borrower shall provide a treasurer's tax certificate ("Tax Certificate") disclosing that no general and special taxes or assessments encumbering the Property are delinquent and that the Property does not lie within any special or general assessment district except as approved by Bank.

6.5 Title and Other Matters. Title to the Property, the legal description of the Property, and all documents and other matters relating in any way to the Loan or to the Property must be to the satisfaction of Bank. At Borrower's expense, Borrower shall furnish Bank with a 1992 ALTA loan policy (the "Title Policy"), in the face amount of the Loan, insuring the Deed of Trust as a valid first lien on the Property, together with all endorsements as Bank may reasonably require, including without limitation, deletion of standard exceptions 1 through 3, containing no exceptions other than those Bank approves, issued in substance and in form by a company or companies acceptable to Bank. The Title Policy shall contain "pending disbursements" provisions satisfactory to the Bank, and, as Bank may reasonably require, reinsurance with companies and in amounts reasonably acceptable to the Bank, as well as direct access agreements with such reinsurers The Bank hereby reserves the right to require the mechanic lien endorsement 101 (mechanic lien disbursement endorsement), the cost of which shall be borne by the Borrower.

6.6 Zoning, Pen-nits, Approvals. Borrower shall provide to Bank satisfactory evidence that Borrower has complied with all covenants, conditions, restrictions and reservations affecting the Property, including the Covenants, that the Property is duly and validly zoned for the intended use, and that Borrower has obtained all zoning, subdivision, and environmental approvals, pen-nits and maps required to be obtained in order to construct the Improvements ("Zoning Confirmation") and that the Property meets all applicable requirements of the subdivision zoning regulations and any local ordinances adopted pursuant thereto, except as specifically permitted in Section 7.1 hereof to be a condition precedent to Initial Advance and shall not be a condition precedent to closing. Bank shall further require proof that all permits, consents and approvals required pursuant to Section 6 hereof have been obtained, and any condition to such approvals must be reasonably acceptable to Bank.

6.7 Insurance. In addition to the insurance policies required in Section 4 of the Deed of Trust which shall be provided at Closing, Borrower shall maintain and deposit with the Bank or cause the Contractor to maintain and deposit with the Bank original certificates of insurance policies issued by insurance companies with current Best's Key Ratings of not less than A/V and written in form and content acceptable to Bank, with appropriate mortgagee clauses in favor of Bank, providing @e following minimum insurance coverages:

(a) Comprehensive general public liability insurance in amounts not less than $1,000,000.00 (combined single limit for bodily injury and property damage), and an umbrella excess liability coverage in an amount not less than $5,000,000.00 shall be in effect with respect to Borrower, the contractors, architect and any engineer, with the Bank named as an additional insured. In addition, Borrower shall maintain in full force and effect business auto liability insurance, including any non-owned and hired automobiles Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations;

(b) All-risk course of construction insurance with standard non-contributing mortgage clause, a lender's Loss Payable Endorsement naming the Bank and/or assigns as loss payee, providing for a deductible not in excess of $5,000, attached together with a full replacement cost endorsement (provided that in no event, however, may the amount of coverage to be maintained by Borrower be less than the amount of coverage necessary to prevent Borrower's co-insurance of loss) ("Builder's Risk Insurance");

 (c) Engineer's professional liability insurance in an amount satisfactory to the Bank, with the Bank named as an additional insured, if required by the Bank;

(d) Worker's Compensation Insurance covering all persons engaged in the construction of the Improvements;

Each of the foregoing policies shall contain a clause requiring thirty (30) day notice to Bank of cancellation, termination or material modification. Borrower shall provide proof of premiums paid and, throughout the term of the Loan, shall provide evidence to Bank no later than thirty (30) days prior to expiration of each annual policy of payment of renewal premiums and continuation of insurance coverage.

6.8 Survey. Borrower shall have furnish to Bank, at Borrower's expense, a current improvement survey plat ("Survey") of the Property acceptable to Bank and the title insurance company issuing the Title Policy (the "Title Insurer") indicating, without limitation, that all foundations or other Improvements currently constructed, if any, are located within the lot lines, without infringement on established easements or rights-of-way and not in violation of any ordinance including zoning ordinances which impose lot line setback requirements and parking requirements ' The survey shall show the legal description of the Property as it will be insured by the Title Insurer, the courses and distances of the Property lot lines, all appurtenant and servient easements, setbacks, building lines and width of abutting streets, distance to nearest intersecting streets affording ingress and egress to and from the Property, and the location and dimensions of all encroachments, improvements, above or below ground easements and utilities, and designated parking spaces. The survey shall show the proposed location of all Improvements to be built on the Property as identified by Borrower to the surveyors, with appropriate notation to distinguish between constructed Improvements or foundations and proposed Improvements. The surveyor shall also certify whether or not any portion of the Improvements is located within a Federal Emergency Management Agency identified flood-prone area of a community and if located thereon, state the map number and whether or not the Property appears in the "Flood Hazard Area," or other known flood plain dimensions affecting the Property. The survey must be certified as accurate by a licensed surveyor in the State of Colorado and contain a certificate imprinted thereon in the form approved by the American Land Title Association stating that the survey is made for the benefit of the Bank and the Title Insurer. In the event Borrower shall have obtained a replat of the Property within sixty y (60) days prior to Closing, the Bank may elect in its reasonable discretion to accept the recorded replat with appropriate certifications and additional notations from the surveyor in lieu of the Survey, provided, however, that the recorded replat is sufficient to induce the Title Company to delete standard exceptions from the Title Policy regarding matters that would be shown by an ALTA survey.

6.9  Owner's E@l . Prior to closing, Borrower shall provide Bank with
evidence of owner's	equity ("Owner's Equity") in the amount of
$1,516,193.00, in the form of cash deposits and/or approved acquisition or construction cost payments, which shall mean those payments actually made by Borrower for acquisition of the Property or to third-party contractors or suppliers for costs described in the Approved Budget, which costs shall be evidenced by payment receipts (or other proof of payment satisfactory to the Bank, and executed mechanic lien waivers (for lienable work or materials) or, in the case of acquisition costs, certified postclosing settlement sheets. The Loan is intended solely for the funding of the costs, expenses and fees described in the Approved Budget as allocated from Development Funds. All other costs, expenses, and fees for development and construction of the Project, shall be contributed by the Borrower in the form of Owner's Equity. The amount of Owner's Equity at Closing and subsequently may increase as a function of the overall Approved Budget, the Appraisal, the requirements of Sections 7 and 9 and the approval by the Bank of any non-cash Owner's Equity. The Bank may, in its reasonable judgment, advance Owner's Equity concurrently with Development Funds in a manner consistent with the Approved Budget.

6.10 All representations and warranties by Borrower shall remain true and correct in all material respects and all agreements that Borrower is to have performed or complied with by the date hereof shall have been performed or complied with in all material respects.

6.11 No Event of Default exists, and no event has occurred and no condition exists that, after notice or lapse of time (other than applicable cure periods), or both, would constitute an Event of Default.

6.12 Notwithstanding any provision hereof to the contrary, Bank shall not be required to make any Advance until Borrower shall have provided to Bank all plans and specifications for the construction of the Improvements, together with any and all other documentation required by Bank, and said documentation has been reasonably approved by Bank in accordance with its customary pre-construction review procedure.

SECTION 7

GENERAL PROVISIONS FOR ALL ADVANCES

7.1 Prior to the Initial Advance of Development Funds, Borrower shall provide the Bank with the following items, all in form reasonably satisfactory to the Bank:

a.  Final approved and recorded Plat of Concepts Direct Phase I;

b. Access permits issued by the Colorado Department of Transportation consistent with the final recorded Plat;

C. Acquisition of all interests in, or resolution reasonably satisfactory to the Bank of location of, oil and gas rights to which the Property is subject;

d.    Work in Public Right-of-Way Permit issued by the City of Longmont;

e. Use of Public Places Agreement between the City of Longmont and St. Vrain Sanitation District;

f. Evidence of exclusion of the Property from Mountain View Fire Protection District; and

g. Letter from the City acknowledging compliance with or items to be completed under any Subdivision Agreements or Annexation Agreements or any other development agreement to which the Property is subject.

7.2 When Borrower believes it is entitled to an Advance, Borrower shall furnish Bank with the following, all in form reasonably satisfactory to
Bank:

a. At Bank's request, a list of names and material dealers, laborers and subcontractors with whom written agreements have been made by Borrower with respect to the construction of the Improvements in question.

b. A Disbursement Request, together with AIA Forms G702 and G703 (or such other forms as may from time to time be approved or required by Bank), setting forth such details concerning the construction of the Improvements as Bank may reasonably require, including the amounts expended to the date of the Disbursement Request for the Improvements (herein the "Disbursement Requests"), the amounts then due and unpaid for construction of the Improvements and an itemized estimate of the amount necessary to complete the Improvements. Any materials covered by any Disbursement Request must be suitably stored at the construction site, inventoried, and safeguarded and insured against loss, damage, and theft.

C. The certification by Borrower, the supervising architect, if any, the general contractor, if any, and at Bank's option an independent architect or engineer of Bank's selection, if reasonably required under the circumstances, that: (i) all work performed is in substantial accordance with the Plans; (ii) all governmental licenses and pen-nits required for the Improvements as then completed have been obtained and will be exhibited to Bank upon request; (iii) the Improvements as then completed do not violate, and, if further completed in accordance with the Plans, will not violate, any law, ordinance, rule or regulation; and (iv) the remaining undisbursed proceeds of the Loan plus the then existing balance of any Borrower's funds account held by Bank pursuant to Section 9.16 hereof are sufficient to pay for the movements.

d. The certification by Borrower that no Event of Default exists under the Loan, and no event has occurred and no condition exists that, after notice or lapse o Event of Default.

e. Receipted invoices or bills Of sale shall be available for Bank's review together with unconditional releases and waivers of liens from each material dealer supplier, laborer and subcontractor who has done work or furnished materials in connection w the construction of the Improvements in question for all work through the date of the previous

f. Evidence that any inspection required by any state, city or other governmental authority has been completed with results satisfactory to that authority.

g. Such other invoices, bills and statements as may be reasonably required by Bank substantiate the Disbursement Request.

h. Throughout the course of construction of the Improvements, Bank shall have the right to employ, at Borrower's sole cost and expense, an inspector or inspectors who shall review as agent for Bank all construction activities undertaken in regard to the Improvements.

i.     Such other information and documents as Bank may reasonably require.

J.     The Owner's Equity required under Section 6.9 hereof.

7.3 Upon completion of the Improvements, Borrower shall furnish Bank with the following, all in form and content satisfactory to Bank, as a condition precedent to disbursement of any remaining Retention Funds:

a. Such additional endorsements to the Title Policy (hereinafter defined), including downdate endorsements, or if the Bank has received Form 101 covering a current ALTA Endorsement No. 10 1. 2 (Mechanic's Lien Disbursement Endorsement) and additional policies of title insurance with endorsements thereto as Bank may reasonably require with a liability limit not less than the Title Policy amount, issued by the title company issue the Title Policy with coverage and in form reasonably satisfactory to Bank, insuring Bank's interest under the Deed of Trust (hereinafter defined) as a valid lien on the Property, except only such items as shall have been previously approved in writing by -Bank under the provisions of Section 6.5 below, and such additional items as may be approved by Bank in writing;

b. If requested by Bank, the execution of AIA Form G704 or other document satisfactory to Bank by Borrower's engineer, contractor (if any) and Borrower;

C. If requested by Bank, a notice of completion on Bank's approved form executed by Borrower and duly recorded in the county recorder's office where the Property is located;

d. If requested by Bank, an "as-built" ALTA survey of the Property,or other satisfactory evidence,showing the location of the completed Improvements, the location of all points of access to the Property and the Improvements and the location of all easements affecting the Property and certifying that there are no encroachments of the Improvements onto any easements affecting the Property or onto any adjoining property and that all applicable setback requirements and other restrictions have been complied with;

e. If requested by Bank, "as-built" plans and specifications of the Improvements, showing the final specifications of all completed
Improvements;

f. If requested by Bank, the execution of AIA Form G706 (Contractor's Affidavit of Payment of Debts), AIA Form G706A (Contractor's Affidavit of Release of Liens), and AIA Form G708 (Consent of Surety of Final Payment);

g- Unconditional lien waivers on Bank's approved form from any party that has recorded a preliminary notice of lien against the Property and Improvements or such lien shall be bonded over in a manner reasonably satisfactory to Bank; and

h. Final offsite acceptance letter or other evidence satisfactory to Bank from the applicable governmental authority as may be reasonably necessary to evidence completion of the Improvements.

7.4 Borrower shall pay for all reasonable and customary charges for inspections, whether made by an independent architect, engineer, or other inspector, or by Bank. To the extent not otherwise provided for in the Approved Budget, Borrower shall pay such costs from funds other than the proceeds of the Loan.

7.5 In the event that Borrower fails to make such payments when due, Bank may in its sole but reasonable discretion require one or more disbursements of part or all of the Development Funds or Owner's Equity to be paid directly to any person(s) to whom any amount disbursed is payable, including, but not limited to, contractors, subcontractors, laborers, materialmen and/or Bank, or Bank may authorize any such disbursement jointly to Borrower and such other person(s). Borrower hereby authorizes Bank to so require the disbursement of the Development Funds and/or the Owner's Equity by any manner or method to Borrower and/or to any other person(s) to whom any amount disbursed is payable, and Borrower agrees that any and every disbursement in any manner to any person(s) hereby authorized shall constitute disbursement to Borrower.

7.6 Upon notice thereof to Borrower, Bank may withhold from any Advance or, on account of subsequently discovered evidence, withhold from a later Advance, or require Borrower to repay to Bank any earlier Advance, as Bank in its sole but reasonable discretion considers necessary to protect Bank from loss on account of (i) defective work on the Improvements that has not been remedied, (ii) any obligation required by this Agreement to have been performed that has not been performed, (iii) liens filed against the Property or Improvements or reasonable evidence that such liens will be filed (other than in connection with work the cost of which is being properly contested in accordance with Section 9.1 hereof), (iv) failure of Borrower to make payments to contractors or subcontractors for material or labor (other than in connection with work the cost of which is being properly contested in accordance with Section 9.1 hereof), or (v) a reasonable doubt by Bank that construction of the Improvements can be completed with the undisbursed proceeds of the Loan, plus any amounts deposited by Borrower with Bank. Subject to the other provisions of this Agreement, any amount so withheld shall be disbursed after the basis for such withholding has been cured or removed or, with respect to the condition set forth in (v) above, if Borrower demonstrates, to the reasonable satisfaction of Bank, that all such amounts are, in fact, sufficient to complete construction of the Improvements.

7.7 Under any option for Advances, Bank, in its reasonable discretion, may withhold any payment or portion thereof until Bank has received releases of lien, waivers of lien or paid bills in form reasonably satisfactory to it. Bank shall have no obligation to require and/or obtain lien waivers or receipts, and, although Bank requires presentation to it of lien waivers and/or receipts, Bank shall have no responsibility for the validity thereof nor for the correctness of the amounts indicated thereon. No Advance by Bank shall constitute approval of any certification or relieve any person making such certification of responsibility therefor.

7.8 Bank, from time to time, may, but shall not be obligated to, make Advances in payment of insurance premiums, taxes, assessments, liens or encumbrances existing against the Property and Improvements, interest accrued and payable upon the Loan, and any charges and expenses that are the obligation of Borrower under this Agreement or any Loan Document and any charges or matters necessary to preserve the Property and the Improvements or to cure any Event of Default.

7.9 Although Bank shall have no obligation to make any Advance unless and until all of the conditions and prior performances set forth herein have been kept, fulfilled or performed, and until all inspections, certifications, releases, waivers, or paid bills or other requirements set forth in Sections 6 or 7, as the case may be, have been made, delivered and complied with, Bank, at its sole discretion, may make Advances prior to that time without waiving or releasing any of the requirements or conditions of this Agreement; but Borrower shall continue to be strictly obligated and subject thereto, and all such conditions, prior performances and other requirements shall nevertheless be strictly and punctually complied with, fulfilled and performed; and, notwithstanding any such disbursement, Bank, at its sole discretion, may discontinue any further Advances at any time until all of the conditions, prior performances and other requirements of this Agreement have been strictly fulfilled, performed and complied with.

7.10  In the event of any dispute that Borrower is unable to resolve upon
ten (10)	days' notice from Bank, which, in the good faith opinion of
Bank, may endanger the timely completion of the Improvements or the fulfillment of any condition precedent or covenant herein, Bank may agree to make Advances for the account of Borrower without prejudice to Borrower's rights, if any, to recover such funds from the party to whom paid. Such agreement or agreements may take any form that Bank in its reasonable discretion deems proper, including, without limitation, agreements to indemnify a title insurer against possible assertion of lien claims and agreements to pay disputed amounts to contractors in the event Borrower is unable or unwilling to pay the same. All sums paid or agreed to be paid pursuant to such agreement shall be for the account of Borrower and shall be charged as an Advance.

7.11 Borrower shall have no right to any Advance other than to have the same disbursed by Bank in accordance with one or more of the disbursement provisions contained in this Agreement. Any assignment or transfer, voluntary or involuntary, of this Agreement or any right hereunder shall not be binding upon or in any way affect Bank without its written consent; Bank may make Advances under one or more of the disbursement provisions herein, notwithstanding any such assignment or transfer.

7.12 As of the date immediately prior to any Advance, the total amount of the unadvanced Development Funds (not including Retainage for prior work),
together with the required Owner's Equity,	shall be sufficient, in
Bank's reasonable opinion, taking into account the Approved Budget, to complete the Improvements and to pay all costs of the Loan, including interest, through the balance of the construction phase of the Loan to the Amortization Date. To the extent the total amount of the unadvanced Development Funds, together with required Owner's Equity, shall be insufficient, in the Bank's reasonable opinion, taking into account the Approved Budget, to complete the Improvements or to satisfy known interest requirements, Borrower shall, within ten (10) days following written notice from the Bank, deposit with the Bank an amount equal to such deficiency as additional Owner's Equity, and such Owner's Equity shall be retained and disbursed by the Bank as required with any future Advances under this

Agreement until the Improvements are completed and all hard costs and soft costs incurred in connection with the construction of the Improvements, including costs incurred in connection with the Loan, are paid and provided that no Event of Default then exists.

7.13 Borrower shall immediately repay any Advance received by Borrower in excess of the amount Borrower is entitled to under the provisions of this Agreement.

7.14 Borrower and Bank shall agree on a day each month on or before which Borrower shall provide Bank with Disbursement Requests, and Bank shall be obligated to make Advances no more frequently than once per month.

SECTION 8 REPRESENTATIONS AND WARRANTEES

In order to induce Bank to make the Loan, Borrower represents, warrants and covenants as follows, which representations, warranties and covenants shall be true and correct as of the execution hereof and shall survive the execution and delivery of the Loan Documents:

8.1 The Borrower is a corporation, duly formed and validly in existence under the laws of the State of Delaware and in good standing under the laws of the State of Colorado and is authorized to own real property in the State of Colorado. Borrower is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to so qualify permanently precludes the Borrower from enforcing its contracts. Borrower has the right and power to occupy and develop the Property, and has full power and authority to enter into this Agreement, to borrow money as contemplated herein and to execute and carry out the provisions of the Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary partnership action of the Borrower, and no other action of the Borrower is required for the execution, delivery and performance of the Loan Documents. The Loan Documents which have been executed and delivered pursuant to this Agreement constitute, or, if not yet executed or delivered, will when so executed and delivered, constitute valid and binding obligations of the Borrower, each enforceable in accordance with its respective terms.

8.2 Any loan applications, financial statements, supporting schedules, and financial reports heretofore delivered to the Bank in connection with the Loan Documents by or on behalf of each Loan Party are true and correct in all material respects, and, as to each Loan Party, have been prepared in accordance with GAAP, consistently applied, and fairly represent the respective financial conditions of the subjects thereof as of the dates thereof and for the periods covered thereby, and no Material Adverse Occurrence has occurred in the financial conditions presented therein since the respective dates thereof.

8.3 There are no actions, suits or proceedings pending, or to the knowledge of the Loan Party threatened against or affecting the Loan Party, or any of the property or assets of the Loan Party, in any court at law or in equity, or before or by any governmental or municipal authority which might materially adversely affect the ability of the Loan Party to perform their respective obligations hereunder or under any of the Loan Documents to which the Loan Party is a party, or might adversely affect the priority of the Bank's liens and security interests with respect to the Borrower's property or assets.

8.4 Borrower has good and marketable title to the Property, free and clear of all liens and encumbrances, excepting only the lien for general taxes for the current year and the Permitted Exceptions (as defined in the Deed of Trust), and subject only to the exceptions, if any, specifically consented to by Bank and has good and marketable title to all Personalty, which secure repayment of the Note.

8.5 Borrower has complied and will continue to comply with all applicable statutes and regulations to be complied with in connection with the construction of the Improvements, including, without limitation, all statutes and regulations regarding environmental issues, the Americans with Disabilities Act, and historical preservation acts and regulations. All permits, consents, approvals or authorizations by, or registrations, declarations, withholding of objections or filings with any governmental body or private entity necessary in connection with the valid execution, delivery and performance of this Agreement, the Loan Documents, and any and all other documents executed in connection with any of the foregoing, or presently necessary for the commencement of construction of the Improvements, will be obtained prior to the commencement of the construction of any part of the Improvements and will be valid, adequate and in full force and effect. Construction of the Improvements and the intended use thereof will in all respects conform to and comply with all covenants, conditions, restrictions and reservations affecting the Property, with all applicable zoning, including parking requirements, subdivision, environ-mental protection, use and building codes, laws, regulations and ordinances, including without limitation any covenants and restrictions recorded in the Official Records (collectively, the "Covenants").

8.6 Borrower represents, warrants, and covenants that the Property, and the use, occupancy and operation of the Project will strictly comply with all covenants and agreements of Borrower regarding Hazardous Substances as defined and contained in the Deed of Trust and the Environmental Indemnity Agreement during the period of Borrower's ownership and, to the best of Borrower's knowledge, presently complies.

8.7 All roads, streets, traffic turn lanes, and access ways necessary for the full utilization of the Property for its intended purposes have either been completed or the necessary rights of way have either been acquired by the appropriate Governmental Entity or have been dedicated to public use and accepted by the appropriate Governmental Entity, and all necessary steps have been or will be taken by Borrower and the appropriate Govern-mental Entity to assure the complete construction and installation thereof by the time needed for construction and/or occupancy and operation of the Improvements.

8.8 All utility services and facilities ("Utilities") necessary for the construction of the Improvements and the operation thereof for its intended purposes, including without limitation, water supply, storm and sewer facilities, natural gas, electric, cable and telephone facilities, are either available at the boundaries of the Property, or, if not, all necessary steps have been taken by Borrower and the local authority or public utility company which provides such services to assure the complete installation and availability thereof when needed for construction and/or occupancy and operation of the Improvements.

8.9 The Plans to be prepared shall include without limitation all waterways and water features, landscaping, mechanical, electrical, structural and such other drawings as may be required to complete the Improvements in accordance with applicable building codes and any recorded plats or the Covenants, and shall be reasonably acceptable in all respects to Bank and shall be true, complete and an accurate reflection of the Improvements that Borrower will construct. Prior to approval by Bank, the Plans shall be satisfactory to and approved by Borrower, and shall have also been approved by all governmental bodies or agencies having jurisdiction over the Property and the Improvements and by any architectural control committee, if any, having authority over the Property. Borrower represents that the Approved Budget attached hereto as Exhibit B, is presently a good faith estimate of necessary costs and expenses to be incurred in the construction of the Improvements and that until such time as Bank approves a requested change in the Approved Budget for the construction of the Improvements and the necessary permits and approvals for the then applicable stage of construction of the Improvements have been obtained, no Advances will be made by the Bank. The Approved Budget may be adjusted to correspond to the Plans; provided, however, the amount of the Loan shall not be adjusted except as may be approved by the Bank and the Approved Budget shall at all times be subject to the "in balance" provisions of Section 9.16.

8.10 As of the date hereof and for so long as the Loan Documents remain in effect, Borrower is and will remain in full compliance with all of the terms and conditions of this Agreement and the Loan Documents, and no Default has or shall have occurred or shall have occurred and be continuing, which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default under the foregoing.

8.11 The request by the Borrower for any Advance under this Agreement shall constitute a certification by the Borrower that the representations, warranties and covenants contained in this Section 8 are true and correct as of the date of such request, except with respect to financial statements to the extent that such statements have been prepared with respect to an earlier date.

8.12 The proceeds of the Loan will be used by the Borrower solely for the purposes permitted under this Agreement. The proceeds of the Loan shall not be used to make loans to, or investments in, or purchases of any corporation, partnership, joint venture, or third party.

8.13 No part of the proceeds of the Loan shall be used at any time by the Borrower to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such margin stock. No part of the proceeds of the Loan hereunder will be used by the Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

8.14 The fair, salable value of the assets of the Borrower is in excess of the total amount of its Liabilities as they become absolute and matured, and the Borrower is able to meet its debts as they become due and payable in accordance with the Borrower's ordinary business practices.

8.15 Borrower shall promptly comply with all provisions of any construction contracts, any subcontracts and any other contract, agreement, Plans, drawings, schedules or other items regarding construction of the Improvements ("Construction Documents"), which require response or approval by Borrower in a timely manner to insure completion of the Improvements within the construction schedule provided in the Construction Documents.

8.16  All representations, warranties and covenants contained in this
Section 8 shall survive the delivery of the Note and the Loan Documents, and the making of the Loan evidenced thereby and any investigation at any time made by or on behalf of the Bank shall not diminish its rights to rely on all of such representations and warranties; provided, however, that Borrower's representations, warranties and covenants shall not survive the sale of the Property by the Bank to a third party following foreclosure or deed in lieu of foreclosure.

SECTION 9 AFFIRMATIVE COVENANTS

So long as Bank has any commitment to lend to Borrower hereunder and until the Loan and all other indebtedness hereunder have been paid in full and all of Borrower's obligations hereunder have been fully discharged:

9.1 Borrower shall promptly pay for all labor, materials, equipment and fixtures used in connection with the construction of the Improvements and all other costs relating to the Improvements except that Borrower may contest in good faith the validity or amount thereof provided that Borrower shall have furnished to Bank a cash deposit or other appropriate security in an amount and form reasonably satisfactory to Bank to protect Bank against the creation of any lien on, or any sale or forfeiture of, any property encumbered by the Loan Documents. Upon the final determination of Borrower's contest, Borrower shall promptly pay all sums, if any, deter-mined to be due. Any deposit or security provided by Borrower shall be promptly returned to Borrower upon the final determination of Borrower's contest and the payment by Borrower of the sums, if any, deter-mined to be due.

9.2 Borrower shall commence construction of the Improvements within a reasonable time (not more than ninety (90) days) after the recording of the Deed of Trust, proceed without interruption and promptly complete the Improvements not later than the date six (6) months from the recording of the Deed of Trust in a good and workmanlike manner according to the Plans, free from all liens and encumbrances (other than the Permitted Exceptions), and in accordance with all applicable ordinances and statutes, including zoning laws, all covenants and restrictions running with the land, and all regulations and building codes of any governmental or municipal agency having jurisdiction over the Improvements.

9.3 Borrower warrants that no labor or material has been or will be furnished for construction of the Improvements until the Deed of Trust has been recorded and the title company has committed to issue the Title Policy; or, if construction has commenced, Borrower shall assure that all necessary indemnification or other agreements are made, in form satisfactory to the title company, so that Bank receives the Title Policy without exception for mechanics' or materialmen's liens, if required by Bank.

9.4 Borrower shall use its best efforts to enforce the contracts for the construction of the Improvements to ensure that the contractors are required to promptly and diligently perform all of their obligations thereunder and in such a manner as to preserve Bank's security in the Property and Improvements. No change, amendment or modification shall be made to such contracts without the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed, except changes, amendments or modifications that are to implement changes to the Plans permitted hereby.

9.5 Borrower, promptly upon request of Bank, shall furnish to Bank correct lists of the contractor, all subcontractors, suppliers and materialmen employed or retained in connection with the construction of the Improvements, together with, if required by Bank, copies of each such contract. Each such list shall show the name, address and telephone number of each such person, a general statement of the nature of the work to be done, the labor and materials to be supplied, the names of materialmen if known, and the approximate dollar value of such labor or work with respect to each. Bank shall have the right to telephone or otherwise communicate with the contractor, each subcontractor and materialman to verify the facts disclosed by said list or by any disbursement request, or for any other purpose.

9.6 No materials, equipment, fixtures or any other part of the Improvements shall be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation into the Improvements.

9.7 Borrower shall maintain in full force and effect all rights and licenses necessary to carry on its business, and all permits, licenses, consents and approvals necessary for the construction and maintenance of the Improvements. Borrower shall maintain its present existence and shall maintain executive personnel and management at a level of experience and ability equivalent to present personnel and management.

9.8 Borrower shall maintain in full force and effect at all times all insurance coverages required to be provided as a condition of any Advance.

9.9 Borrower shall make all payments of interest and principal on the Loan and shall keep and comply with all terms, conditions and provisions of the Loan Documents.

9.10 Bank, at its option and at Borrower's expense, may erect a sign upon the Property indicating that Bank is the source of the financing of the construction of the Improvements.

9.11 Borrower shall pay all of its current obligations before they become delinquent, including all federal, state and local taxes or file such proper extensions therefor, and all other payments required under federal, state or local law. Notwithstanding the foregoing, Borrower shall have the right to contest any such obligations in good faith, provided that Borrower shall provide adequate security or other assurances reasonably satisfactory to Bank, and shall, in any event, pay all such obligations prior to any foreclosure sale of or execution upon any of the Property.

9.12 Borrower shall maintain, in a safe place, proper and accurate books and records relating to its operations and its business affairs. Bank shall, upon written, telephonic or other notice, have the right from time to time as reasonably necessary during normal business hours to examine, and to make abstracts from and photocopies of, any and all of Borrower's books and records which in any way relate to the Property or the financial condition of Borrower.

9.13 Borrower agrees with the Bank that, so long as the Loan shall be outstanding, unless the Bank shall otherwise consent in writing, Borrower covenants and agrees as follows:

Borrower will furnish to the Bank copies of the following financial statements, reports and information:

(a)(i) As soon as available and in any event within ninety (90) calendar days after the end of each calendar year a copy of Borrower's audited financial reports, including balance sheet, related statements of earnings, income statements and cash flow statement for such calendar year, prepared in accordance with GAAP, audited by Borrower's independent certified public accountant; the statements shall be accompanied by a certificate signed by the officer of the Borrower responsible for financial matters stating that, in his opinion, such audited financial statements fairly present the financial position of the Borrower as of the date and for the period covered, (ii) within thirty (30) days after the end of each calendar quarter, copies of operating statements for the Property certified without qualification or exception by the officer of Borrower responsible for financial matters; (iii) within ninety (90) days after the end of each fiscal year, a copy of Borrower's federal and state income tax returns or extensions thereof, with all exhibits and schedules; (iv) within ninety (90) days after the end of each fiscal year of Borrower, a statement of Borrower's annual cash flow projections for the succeeding year; and (v) within twenty (20) days after the end of each month, the certification by the officer of Borrower responsible for financial matters that Borrower is in compliance with the provisions of Section 10 below.

9.14 Borrower shall promptly inform Bank of any actions, suits or proceedings involving Borrower that could materially and adversely affect the repayment of the Loan, the performance by Borrower under this Agreement, or the financial condition, business or operations of Borrower. ,

9.15 Borrower shall execute and deliver such additional documents and do such other acts as Bank may reasonably require in connection with this Loan.

9.16 If at any time or from time to time Bank, in the exercise of its reasonable business judgment, determines that the remaining undisbursed proceeds of the Loan plus the then existing balance of any funds deposited with Bank pursuant to this Section 9.16 and allocated to the Loan, are insufficient to pay the total cost for the completion of the Improvements, Borrower shall deposit within thirty (30) days after written demand therefor by the Bank, an amount equal to such deficiency be deposited with Bank to insure such completion and payment. Although held in a single account, all sums deposited pursuant to this Section shall be allocated to the Loan as appropriate. All funds deposited by Borrower pursuant to this Section 9.16 shall be: (i) held in an account selected by Bank in its sole and absolute discretion, and (ii) disbursed by Bank in the manner provided herein for Advances, prior to, in conjunction with or after any or all Advances. All funds at any time in the Borrower's funds account are hereby assigned to Bank as additional security for the Loan and all other indebtedness of Borrower arising hereunder. Unless and until the Borrower deposits the amount equal to any deficiency as set forth above, the Bank shall have no obligation to make further Advances of the Development Funds.

9.17 Borrower shall comply with all public and private restrictions, covenants, and conditions affecting the Property and shall give prompt notice to the Bank of any notice of default or breach of any of the foregoing received by Borrower.

9.18 Borrower shall promptly give notice in writing to Bank of (i) the occurrence of any Event of Default (as defined below), (ii) any change in the name of Borrower, and in the case of a reorganization, any change in name, identity or corporate structure, or (iii) any uninsured or partially insured loss through fire, theft, liability or property damage.

9.20 If the Improvements, or any part thereof, are damaged or destroyed by fire or any other cause, and Borrower shall desire to restore the Improvements or shall be required by the Bank to restore the Improvements, Borrower shall, subject to the provisions of this Section, immediately proceed with the restoration thereof in accordance with the Plans, and shall diligently complete the work of restoration, provided that Bank makes available to Borrower as restoration progresses any insurance proceeds actually paid to Bank in respect to such damage or destruction. If (i) in the Bank's reasonable judgment the insurance proceeds are sufficient to complete the restoration prior to the Maturity Date or such later date as Bank may elect and within the Approved Budget applicable to the Building to be restored; and (ii) no Default exists under the Loan Documents ("Restoration Conditions"), the Bank shall advance the insurance proceeds to Borrower as restoration progresses in the same manner as the Bank disburses advances of the Loan proceeds hereunder. If any one or more of the Restoration Conditions does not exist, the Bank shall have no obligation to authorize further advances of Development Funds or Owner's Equity hereunder, and may call the Loan immediately due and payable in accordance with the following paragraph; provided, however, if, in the Bank's judgment the insurance proceeds are insufficient to complete the restoration, Borrower may satisfy such condition by depositing with the Bank as additional Owner's Equity such money as in the Bank's reasonable judgment (based on bids or estimates of reputable contractors) is sufficient to complete the restoration in accordance with the Plans in a timely manner and fully pay the costs thereof.

If in the Bank's reasonable judgment the Improvements cannot be restored in accordance with the Plans and the Approved Budget in a timely manner as described above or, if Borrower does not or cannot deposit as additional Owner's Equity such money or additional money as in the Bank's judgment is required to complete the restoration and fully pay the cost thereof, or if a Default exists under the Loan Documents, such event shall be deemed an Event of Default hereunder, and the Bank's obligations to authorize further advances of Construction Funds or Owner's Equity hereunder or to make insurance proceeds available for restoration shall immediately terminate. The Bank may in such case apply any insurance proceeds and/or undisbursed Development Funds and Owner's Equity in the manner set forth in Section 14 hereof, to reduce the outstanding indebtedness of Borrower under the Loan and may exercise any of the other remedies which are described in this Agreement or in the Loan Documents.

In the case of loss, the Bank is hereby authorized to participate in any settlement or adjustment of claims under insurance policies, as its interest may appear, and to collect and receipt for any proceeds. In the event the Bank elects to apply the proceeds to restoration, in keeping with the Restoration Conditions, such proceeds shall be made available, from time to time, under substantially similar terms and conditions as provided in this Agreement for advances from Development Funds and Owner's Equity.

9.21 If all or any part of the Property is expropriated, condemned, taken by power of eminent domain, or transferred in anticipation of any such circumstances by any competent authority, then the proceeds of any such award or settlement made as compensation or damages for such expropriation, condemnation, exercise of the power of eminent domain or the transfer in anticipation of any such circumstance shall be paid to the Bank. The Bank, at its election, may pay or apply such amount in any one or more of the following ways and in such order as the Bank shall determine:

(a)   to costs of collection thereof;

(b) payment of any expenses and fees of the Bank associated with this Agreement and the other Obligations of the Borrower hereunder, the payment of accrued and unpaid interest on the Loan, and the reduction of unpaid principal of the Loan;

(c) to the payment of obligations incurred by the Bank or the Borrower in the repair or replacement of damage to the Improvements;

(d) to make payment to the Borrower for the costs of restoration and repair of the Improvements; or

If the Improvements, or any part thereof, are taken by condemnation or subject to imminent threat of condemnation, Bank's obligation to authorize further advances of Development Funds or Owner's Equity hereunder shall immediately terminate unless, in the Bank's reasonable judgment, the Improvements can be replaced and restored in a manner which will enable the Improvements to be functionally and economically utilized and occupied as originally intended, in which event the condemnation proceeds shall be made available to Borrower for such purpose. Whether the Bank, in its reasonable judgment, determines that the Improvements can be so restored and replaced or not, the rights and obligations of Bank and Borrower thereafter, and the handling and utilization of any condemnation proceeds actually paid to the Bank and undisbursed Development Funds and Owner's Equity, shall be the same as described in the immediately preceding Section 9.20 hereof.

9.23 Borrower shall indemnify and hold the Bank harmless from all liability for any actual or alleged damage or injury of whatsoever nature arising out of or in any way connected with the Property and/or the construction of the Improvements or arising out of Borrower's breach of the provisions of this Agreement except for the gross negligence or wilful misconduct of the Bank. The Bank may commence, appear in or defend any action or proceeding purporting to affect the rights, duties or liabilities of the parties hereto, or the Property or the Improvements and Borrower shall pay all of Bank's reasonable costs and expenses incurred thereby on demand. This Section shall survive execution, delivery and performance of this Agreement, the Deed of Trust and the Loan Documents.

9.24 Borrower will at any time and from time to time upon request of the Bank take or cause to be taken any action, execute, acknowledge, deliver or record any further documents, opinions, mortgages, security agreements, financing statements or other instruments or obtain such additional insurance as Bank in its discretion deems reasonably necessary or appropriate to carry out the purposes of this Agreement and to preserve, protect and perfect the security interests intended to be created and preserved in the Property, the Project, the Personalty, and other properties and assets securing the obligations of the Borrower under this Agreement and the Loan Documents.

SECTION 10 FINANCIAL COVENANTS

Until the Loan and all indebtedness hereunder has been paid in full and all Obligations hereunder have been fully discharged, each Borrower covenants and agrees as follows:

10.1 Special Definitions. With respect to the subject matter of this Article, the following terms shall have the following meanings:

" Capital Expenditure" shall mean, an expenditure for an asset that must be depreciated or amortized under GAAP, for goodwill, or for any asset that under GAAP must be treated as a capital asset, including payments under Capital Leases.

"Capital Lease" shall mean any lease that has been or should be capitalized under GAAP.

"Current Assets" shall have the meaning given that term in accordance with GAAP.

"Current Liabilities" shall mean Liabilities payable within twelve (12) months (including Mandatory Debt and Interest Payments).

"EBITDA" means, for any period of calculation, an amount equal to the sum of
(i) Net Income, (ii) federal, state and local income tax expense, (iii) Interest Expense, (iv) losses on the sale or other disposition of assets,
(v) depreciation, (vi) amortization, and (vii) extraordinary losses, minus
(a) gains on the sale or other disposition of assets, and (b) extraordinary gains, each calculated for such period.

"Funded Debt" shall mean the amount of all Indebtedness and Indirect Obligations (without duplication) that by its terms or by the terms of any instrument or agreement relating thereto matures more than on year from, or is renewable or extendable at the option of guarantor to a date more than one year from, the date of creation thereof (including without duplication a line of credit or guaranty thereof whether or not maturing more than one year from the date of creation), and includes any current maturities of such Indebtedness and Indirect Obligations (without duplication).

"GAAP" shall mean those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or which have other substantial authoritative support in the United States and are applicable in the circumstances, as applied on a consistent basis.

"Indebtedness" shall mean, as to any Person at any particular date, any contractual obligation enforceable against such Person (i) to repay borrowed money; (ii) to pay the deferred purchase price of property or services;
(iii) to make payments or reimbursements with respect to letters of credit whether or not there have been drawings thereunder; (v) with respect to which there is any security interest in any property of such Person; (vi) to make any payment or contribution to a Multi-Employer Plan; (vii) that is evidenced by a note, bond, debenture or similar instrument; and (viii) under any conditional sale agreement or title retention agreement.

"Indirect Obligation" shall mean, as to any Person, (a) any guaranty by such Person of any obligation of another Person; (b) any security interest in any property of such Person that secures any obligation of another person; (c) any enforceable contractual requirement that such person (i) purchase an obligation of another Person or any property that is security for such obligation; (ii) advance or contribute funds to another Person for the payment of an obligation of such other Person or to maintain the working capital, net worth or solvency of such other Person as required in any documents evidencing an obligation of such other Person; (iii) purchase property, securities or services from another person for the purpose of assuring the beneficiary of any obligation of such other Person that such other Person has the ability to timely pay or discharge such obligation;
(iv) grant a security interest in any property of such Person to secure any obligation of another Person; or (v) otherwise assure or hold harmless the beneficiary of any obligation of another Person against loss in respect thereof; and (d) any other contractual requirement enforceable against such person that has the same substantive effect as any of the foregoing. The term "Indirect Obligation" does not, however, include the endorsement by a Person of Instruments for deposit or collection in the ordinary course of business or the liability of a general partner of a partnership for obligations of such partnership. The amount of any Indirect Obligation of a Person shall be deemed to be the stated or determinable amount of the obligation in respect to which such Indirect Obligation is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

"Intangible Assets" means: (a) patents, copyrights, trademarks, tradename, franchise, license agreements, goodwill, and other similar intangibles; (b) unamortized debt discount and expenses; and (c) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the date of this Loan Agreement.

"Interest Expense" means, for any period of calculation, all interest, whether paid in cash or accrued as a liability, without duplication, on Indebtedness or Indirect Obligations of Borrower and any Subsidiary during such period.

"Liabilities" shall have the meaning given that term in accordance with GAAP.

"Mandatory Debt and Interest Payments" shall mean, at any date of determination, the sum of all mandatory payments of principal and interest (including payments due in connection with any Capital Lease) due during the period of twelve (12) months from the date of determination.

"Net Income" shall have the meaning given that term under GAAP.

"Tangible Net Worth" means as of any date, total assets of Borrower as determined in accordance with GAAP, minus the sum of (i) Liabilities and
(ii) Intangible Assets.

10.2 Current Asset Ratio. Prior to December 31, 1997, Borrower shall not permit the ratio of Current Assets to Current Liabilities to fall below 1. 1 to 1 and, from and after January 1, 1998, Borrower shall not permit the ratio of Current Assets to Current Liabilities to fall below 1.25 to 1, at any time.

10.3 Ratio of Liabilities to Tangible Net Worth. Borrower shall not permit the ratio of combined Liabilities to Tangible Net Worth to exceed
2.25 to 1, at any time.

10.4 Tangible Net Worth. Prior to December 31, 1997, Borrower shall not permit its Tangible Net Worth to fall below $6,000,000.00 and, from and after January 1, 1998, Borrower shall not permit its Tangible Net Worth to fall below $7,000,000.00, at any time.

10.5 EBITDA Borrower shall not permit the ratio between EBITDA and Funded Debt to fall below 1.30 to 1 as of the end of any fiscal year of Borrower.

10.6 No Additional Financing. Borrower and its affiliates shall not incur additional debt in the form of credit obligations from financial institutions and/or leasing companies, without prior written Bank approval, provided however, that this test does not include arbitrage line(s) of credit, that are fully secured by cash or other existing debt acknowledged by Bank as of the Closing Date.

10.7 Compliance Certificate. Within twenty (20) days after the end of each month, Borrower shall execute and deliver to Bank a compliance certificate ("Compliance Certificate") in form acceptable to and approved by Bank, certifying Borrower's continuing compliance with the financial covenants set forth in this Section.

SECTION 11 NEGATIVE COVENANTS

So long as Bank has any commitment to lend to Borrower hereunder and until the Loan and all other indebtedness hereunder have been paid in full and all of Borrower's obligations hereunder have been fully discharged, Borrower shall not, without receiving the prior written consent of Bank, in its sole but reasonable discretion:

11.1 Dissolve or liquidate, or merge or consolidate with or into any other entity, or turn over the management or operation of its property, assets or business to any other person, firm or corporation.

11.2 Assign, transfer or convey any of its right, title and interest in any property whether real or personal encumbered by the Loan Documents; create or suffer to be created any mortgage, pledge, security interest, encumbrance or other lien on any property encumbered by the Loan Documents (other than liens arising from work the cost of which is being properly contested in accordance with Section 9. 1 hereof); or, without obtaining the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed, create or suffer to be created any mortgage, pledge, security interest, encumbrance or other lien on any other property or assets which it now owns or hereafter acquires except in consideration of the contemporaneous receipt by it of benefits equal or greater in value to the lien created.

11.3 Make or permit any material change in the Plans. Any requested changes shall be submitted on a form reasonably acceptable to Bank and accompanied by a copy of the portion of the Plans applicable to the changes. Prior to implementing any change order, Borrower shall deposit with Bank sufficient cash to cover the cost of all change orders that increase the cost of the Improvements. All such funds deposited with Bank shall be held and disbursed in the manner provided in Section 9.16 hereof and are hereby assigned to Bank as additional security for the Loan and all other indebtedness of Borrower arising hereunder.

11.4 Change the times of commencement or termination of its fiscal year or other accounting periods; or change its methods of accounting other than to conform to generally accepted accounting principles applied on a consistent basis.

11.6 Declare or set aside any sums of money or other assets or property for the payment of any dividends or pay any sum of money or other asset or property, on or with respect to any share of capital stock or ownership interest or other equity interest in itself or any subsidiary, whether in the form-n of equity or debt.

SECTION 12 INSPECTION BY BANK; STOPPAGE OF CONSTRUCTION

12.1 Bank shall have the right, but not the obligation, to enter at any reasonable time with reasonable notice upon the Property and Improvements to determine if the construction of the Improvements is in substantial conformity with the Plans and all other requirements hereof and to examine and make copies and extracts of any books, records, accounting data and other documents, including without limitation all permits, licenses, consents and approvals of governmental authorities having jurisdiction over Borrower, the Improvements and the contractor and all subcontractors supplying labor and/or materials in connection with the Improvements.

12.2 Bank shall have no duty to supervise or inspect any construction or to inspect any books and records; any inspection by Bank shall be for the sole purpose of protecting Bank's security and preserving Bank's rights hereunder. Failure by Bank to inspect any work shall not constitute a waiver of any of Bank's rights hereunder. Inspection not followed by notice of an Event of Default shall not constitute a waiver of any Event of Default then existing. Any inspection by Bank shall not be a representation by Bank that there has been or will be compliance with the Plans or that the construction is free from defective materials or workmanship, nor shall any inspection by Bank constitute approval of any certification given to Bank or relieve any person making such certification of responsibility therefor.

12.3 Upon discovery by Bank of any material deviation from the Plans or of defective or unworkmanlike labor or materials being used in the construction of the Improvements, Bank may immediately order stoppage of construction and demand that any unsatisfactory work be replaced and that the condition be corrected, whether or not any unsatisfactory work has already been incorporated into the Improvements. After issuance of such an order in writing, the condition shall be corrected within thirty (30) days from the date of stoppage by Bank. Bank shall have the right to withhold all further Advances until the condition is corrected and no other work shall be done on the Improvements without the prior written consent of Bank unless, and until, such condition has been fully corrected.

12.4 After notice thereof to Borrower and Borrower's failure to timely proceed, within ten (10) days of notice thereof, Borrower irrevocably appoints, designates, and authorizes Bank as its agent (said agency being coupled with an interest) to file for record any notices of completion or any other notice that Bank deems necessary or desirable to protect its interest hereunder or under the Loan Documents. This power of attorney is solely for the benefit and protection of Bank, and its successors and assigns, and Bank shall have no obligation to exercise this power in any event. This power of attorney is a power coupled with an interest and shall be irrevocable so long as any part of the Loan or any indebtedness or obligations of Borrower to Bank arising in connection with the Loan remain unpaid or unperformed.

SECTION 13 WAIVER

13.1 Borrower waives presentment, demand, protest and notices of protest, nonpayment and partial payment. Borrower consents to and waives notice of:
(i) the granting of indulgences or extensions of time of payment, (ii) the taking or releasing of security, and (iii) the addition or release of persons who may be or become primarily or secondarily liable for the Loan or any other indebtedness arising in connection with the Loan, or any part thereof, and all in such manner and at such time as Bank may deem reasonably advisable.

13.2 No delay or omission by Bank in exercising any right, power or remedy hereunder, and no indulgence given to Borrower, with respect to any term, condition or provision set forth herein, shall impair any right, power or remedy of Bank under this Agreement, or be construed as a waiver by Bank of, or acquiescence in, any Event of Default.

Likewise, no such delay, omission or indulgence by Bank shall be construed as a variation or waiver of any of the terms, conditions or provisions of this Agreement. Any actual waiver by Bank of any Event of Default shall not be a waiver of any other prior or subsequent Event of Default or of the same Event of Default after notice to Borrower demanding strict performance.

SECTION 14 DEFAULT

14.1 The occurrence of any of the following events or conditions shall constitute an "Event of Default" under this Agreement:

a. The Borrower shall default in the payment when due of any Obligations owing to Bank under the terms of the Note (giving effect to any grace period provided therein applicable to the Default).

b. A Default shall occur in the due performance and observance of any of the covenants and conditions of this Agreement or the Loan Documents, other than a monetary obligation or other Default described in this section, which breach is not cured to Bank's satisfaction within the applicable cure period for breach of such covenant or condition, and, if no specific cure period is provided, within thirty (30) days of notice of such Default being sent by the Bank to Borrower; provided, however that if such default is not curable within such thirty (30) days, then, so long as Borrower delivers to Bank, within ten (10) days after notice, its written undertaking to cure, commences to cure such default within such thirty (30) day period and is diligently pursuing such cure to completion, such default shall not constitute an Event of Default unless such default remains uncured for such sixty (60) days after such written notice to Borrower.

C. Any written representation, warranty or disclosure made by Borrower proves to be materially false or misleading as of the date when made, whether or not such representation or disclosure appears in this Agreement, the Loan Documents, or items submitted by Borrower in connection therewith.

d. Any claim or lien shall be filed against the Property or any part thereof; provided, however, that no Default shall exist hereunder as long as Borrower has fully complied with any conditions provided herein to permit Borrower's contest of such claim or lien.

e. Borrower fails to make any deposit of funds required hereunder, or under the Loan Documents within the time required for payment, which failure shall continue for five (5) days after written notice from Bank to Borrower.

f. Any material deviation shall occur in the work of construction from the Plans without the approval of Bank, or the occurrence of defective workmanship or materials not in accordance with the Plans or completed in compliance with industry standards for similar projects, which deviations or defects are not corrected, substantially corrected, or a plan for their timely correction approved by the Bank within thirty (30) days after receipt of written notice from Bank to Borrower.

g.  The work of construction is delayed or suspended for a period of sixty
(60) calendar days or more beyond the construction schedule given to the Bank for any reason except those which Bank reasonably determines to be beyond the reasonable control of Borrower, or the work of construction is not completed by the Completion Date or such later date as Bank may approve, and Borrower has not submitted a reasonable plan for completion of construction which Bank has approved.

h. There occurs any Material Adverse Occurrence.

i. Any of the Improvements encroach over the Property or setback lines or upon an easement, or any structure upon an adjoining Property encroaches upon the Property, to an extent reasonably deemed material by Bank, and an appropriate title insurance endorsement or plans for the cure of which encroachment are not provided to Bank's satisfaction within thirty (30) days after written notice thereof from Bank to Borrower or Borrower shall fail to diligently pursue such cure to completion within a reasonable time (not to exceed thirty (30) days).

There occurs any event of default in the payment and performance of Borrower under the Construction Loan or any of the Construction Loan Documents.

Borrower acknowledges and agrees that all material non-monetary defaults are conclusively deemed to be and are defaults which impair the security of the Loan Documents, and that Bank shall be entitled to exercise any appropriate remedy, including without limitation, foreclosure of the Loan Documents upon the occurrence of any such material non-monetary default after the expiration of any cure period, if applicable.

14.2 Remedies. Upon the occurrence of any Event of Default and at any time while such Event of Default is continuing, Bank may do one or more of the following:

(a) Immediately terminate any further approval of advances of Development
Funds and/or	Owner's Equity and use any portion of the Owner's Equity
held by the Bank to reimburse the Bank for any costs incurred under the Note or this Agreement.

 (b)    Declare the Obligations under the Note immediately due and payable.

(c) Enter upon the Property and complete construction of the Improvements in accordance with the Plans and Approved Budget, except as necessarily increased by additional development and construction costs arising from Borrower's default or additional costs approved by a court, with such changes therein as Bank may from time to time and in its reasonable judgment deem appropriate, all at the risk and expense of Borrower. The Bank shall have the right at any time to discontinue any work commenced by it in respect to the Improvements or to change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise. Bank shall have the right and power to assume any construction contract made by or on behalf of Borrower in any way relating to the Improvements and to take over and use all or any part of the labor, materials, supplies and equipment contracted for, by or on behalf of Borrower whether or not previously incorporated into the Improvements, all in the discretion of Bank. In connection with any work of construction undertaken by Bank pursuant to the provisions of this Section, Bank may (i) engage builders, contractors, and others for the purpose of furnishing labor, materials and equipment in connection with the work of construction and architects and engineers as reasonably necessary to complete construction of the Project, (ii) pay, settle or compromise all bills or claims which may become liens against the Property or which have been or may be incurred in any manner in connection with completing construction of the Improvements or for the discharge of liens, encumbrances or defects in title of the Property, and (iii) take such other action, including the employment of watchmen to protect the Improvements, or refrain from taking action under this Agreement as Bank may in its discretion reasonably determine from time to time. Borrower shall be liable to Bank for all sums paid or incurred for completing construction of the Improvements whether the same shall be paid or incurred pursuant to the provisions of this Section or otherwise, and all payments made or liabilities incurred by Bank hereunder of any kind whatsoever shall be paid by Borrower to Bank upon demand with interest at the rate set forth in the Note, and all of the foregoing shall be deemed and shall constitute advances under this Agreement and be secured by the Deed of Trust and Loan Documents. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section 9.2(c) hereof, Borrower hereby unconditionally and irrevocably constitutes and appoints Bank its true and lawful attorney-in-fact to enter into such contracts, perform such acts and incur such liabilities as are referred to in said
 Section in the name and on behalf of Borrower which are reasonably necessary to complete development and construction of the Improvements. This power of attorney is coupled with an interest. Nothing contained herein shall relieve the Bank from its obligation to mitigate damages.

(d) Where substantial deviations from the Plans appear which have not been approved as set forth herein, or defective or unworkmanlike labor or materials are being used in the development of the Improvements, or upon receipt of knowledge of encroachments to which there has been no consent, Bank shall have the right to immediately order stoppage of the construction and demand that such conditions be corrected. After issuance of such an order in writing, no further work shall be done on that portion of the Improvements where there is a substantial deviation from the Plans which has not been approved as set forth herein or where there is defective or unworkmanlike labor or materials, without the prior written consent of Bank unless and until said condition has been fully corrected.

(e) Foreclose on or realize upon any security for the Loan without waiving its rights to proceed against any other security or other entities or individuals directly or indirectly responsible for repayment of the Obligations or waive any and all security for the Obligations as Bank may in its discretion so determine, and pursue any such other remedy or remedies as Bank may so determine to be in its best interest as provided herein or in the Loan Documents. All remedies of Bank provided for herein and in any other Loan Document are cumulative and shall be in addition to all other rights and remedies provided by law. The exercise of any right or remedy by Bank hereunder shall not in any way constitute a cure or waiver of default hereunder or under any other Loan Document or invalidate any act done pursuant to any notice of default, or prejudice Bank in the exercise of any of its rights hereunder or under any other Loan Documents unless, in the exercise of its rights, Bank realizes all amounts owed to it under such Loan Documents.

(f) Avail itself of any other relief to which Bank may be legally or equitably entitled.

14.3 If at any time (a) an Event of Default under the Loan Documents has occurred (giving effect of applicable cure and notice periods, if any, contained in the Loan Documents ), (b) the Bank determines, in its sole but reasonable judgment, that the collateral position of the Bank in relation to the credit extended for the benefit of the Borrower has adversely changed as a consequence of material, physical or economic impairment of the pledged collateral, or (c) the Bank is required by law or regulation to obtain a new Appraisal, the Bank may require a new Appraisal of the Property in form and content acceptable to the Bank to be prepared at Borrower's expense.

14.4 Borrower shall pay all of the reasonable costs and expenses, including without limitation costs of title searches and title policy commitments, Uniform Commercial Code searches, court costs and reasonable in-house and outside attorneys' fees, incurred by Bank in enforcing payment and performance of the Loan and the other indebtedness and obligations of Borrower hereunder or in exercising the rights and remedies of Bank hereunder. All such costs and expenses shall be secured by all Loan Documents. In the event of any court proceedings, court costs and attorneys' fees shall be set by the court and not by jury and shall be included in any judgment obtained by Bank.

SECTION 15 PARTIAL RELEASE PROVISIONS

Borrower may request a partial release from the Deed of Trust for a portion of the Property shown on Exhibit C attached hereto and labeled the "Construction Parcel" or other portions of the Property, upon the following terms and conditions:

15.1 Release Conditions for Construction Parcel. Bank shall partially release the Construction Parcel (defined below) upon the following terms and conditions:

(a) Final Plat. Borrower shall deliver to the Bank for its approval, which approval shall not be unreasonably withheld or delayed, three (3) copies of
a recorded plat ("Concepts Direct Filing I	Plat") delineating the
dimensions of Lot 1, Block 1, consisting of approximately 10.64 acres and depicted on Exhibit C on which certain improvements described in the Construction Loan are to be constructed ("Construction Parcel"), and satisfactory ingress and egress to and from the Construction Parcel, which Concepts Direct Filing 1 Plat must show all easements, ditches, streets, lot lines, rights-of-way, any lot, block and street delineations or designations affecting the Construction Parcel and satisfactory easements for utility services, and encroachments, if any, affecting the Construction Parcel.

(b) Development Parcel Legal description@ion. A Survey certified to the Bank and the Title Company in sufficient detail to identify the balance of the Property after release of the Construction Parcel (the "Development Parcel") and containing the legal description of the Development Parcel.

(c) No Consideration. Upon compliance with the terms of this Section 15.1 and Section 15.2, the Bank will release the Construction Parcel for no additional consideration.

(d) Beneficial Use. Evidence satisfactory to the Bank of all easements necessary for ingress and egress from the Development Parcel and the Construction Parcel to a public street or road, and for installation and maintenance of Utilities and for the beneficial use and enjoyment of the Improvements for the purpose for which the Improvements were constructed.

15.2 Release Conditions for Other Parcels. Bank shall partially release other parcels located within the Development Parcel, upon the following terms and conditions:

(a) Final Plat. Borrower shall deliver to Bank for its approval, which approval shall not be unreasonably withheld or delayed, the final recorded plat of parcel to be released ("Release Parcel"), delineating the dimensions of the Release Parcel and satisfactory ingress and egress to and from the Release Parcel and the remainder of the Development Parcel, which plat must show all easements, ditches, streets, lot lines, right-of-way, any lot, block and street delineations or designations affecting the Release Parcel and satisfactory easements for utility services and encroachments, if any, affecting the remaining Development Parcel.

(b) Legal Description. A Survey certified to the Bank and the title Company in sufficient detail to identify the balance of the Development Parcel after release of the Release Parcel and a certification of the number of square feet in the Release Parcel.

(c) Release Price. Borrower shall pay to Bank a release price for any Release Parcel equal to the greater of (i) eighty-five percent (85 %) of the net sales proceeds (gross sales proceeds less customary broker's commission, title insurance premiums, and other seller costs customary in residential transactions in the State of Colorado, but not including discount or origination points paid by the seller in connection with purchaser's financing), or (ii) $.50 per square foot of the Release Parcel (the "Site Release Price").

15.3 General Release Conditions. With respect to the release of the Construction Parcel or any Release Parcel, the Borrower shall comply with the following terms and conditions:

(a) Segregated. The Construction Parcel and any Release Parcel shall be segregated on the tax roll and assessed separately from the unreleased portion of the Development Parcel or a reasonably and mutually satisfactory agreement reached between Borrower and Bank as to the proration of the taxes until such segregation occurs.

(b) No Default. No Event of Default shall exist at the time of request for partial release or at the time of release.

(c) Other Documents. Such other standard documents or assurances as may be required to accomplish the release in a manner satisfactory to Bank and its counsel.

(d) Title Policy Endorsement. Upon the request of the Bank, Borrower shall have submitted to Bank an endorsement to Bank's policy of title insurance, ensuring that the priority of Bank's lien on the unreleased portion of the Development Parcel is not impaired by reason of the release of the Construction Parcel or any Release Parcel, and ensuring Bank's interest in any retained easement and maintenance rights as a first and prior lien.

 (e) Costs. Borrower shall directly pay for all costs and expenses incurred in connection with compliance with the requirements set forth in this Article 15, including, but not limited to, reasonable attorneys' fees, title insurance premiums and survey expenses. In the event Bank incurs any expenses arising out of Borrower's actions to comply with the provisions of this Article 15, Borrower shall reimburse to Bank all such expenses as a condition to Bank's obligations to partially release the Construction Parcel or any Release Parcel.

15.4 Release Procedure. Borrower shall provide Bank with a fully prepared request for partial release for the Construction Parcel or any Release Parcel to be released, together with the items described in Section 15.1,
15.2 and 15.3 not less than ten (10) Business Days prior to the requested release date.

SECTION 16 ACTION UPON AGREEMENT

16.1 This Agreement is made for the sole protection and benefit of the parties hereto and no other person or organization shall have any right of action hereon.

16.2 This Agreement embodies the entire Agreement of the parties with regard to the subject matter hereof. There are no representations, promises, warranties, understandings or agreements expressed or implied, oral or otherwise, in relation thereto, except those expressly referred to or set forth herein. Borrower acknowledges that the execution and delivery of this Agreement is its free and voluntary act and deed, and that said execution and delivery have not been induced by, nor done in reliance upon, any representations, promises, warranties, understandings or agreements made by Bank, its agents, officers, employees or representatives.

16.3 No promise, representation, warranty or agreement made subsequent to the execution and delivery of this Agreement by either party hereto, and no revocation, partial or otherwise, or change, amendment or addition to, or alteration or modification of, this Agreement shall be valid unless the same shall be in writing signed by all parties hereto.



16.4 Bank and Borrower each have separate and independent rights and obligations under this Agreement. Nothing contained herein shall be
construed as creating, forming or constituting	any partnership, joint
venture, merger or consolidation of Borrower and Bank for any purpose or in any respect.

SECTION 17 GENERAL

17.1 Arbitration. The undersigned hereby agree that all controversies and claims (including the existence of a Default or Event of Default) of any nature arising directly or indirectly out of any and all loan transactions between them and any related agreements, instruments or documents, shall at the written request of any party be submitted to binding arbitration pursuant to the applicable rules of the American Arbitration Association. The arbitration shall proceed in Denver, Colorado, shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rule of AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(a)  A single arbitrator shall have the power to render a maximum award of
one hundred thousand	dollars.  When any party files a claim in excess of
this amount, the arbitration decision shall be made by the majority vote of three arbitrators. No arbitrator shall have the power to restrain any act of any party.

(b) No provision of this Section shall limit the right of any party to exercise self-help remedies, to foreclose against any real or personal property collateral, or to obtain any provisional or ancillary remedies (including but not limited to injunctive relief or the appointment of a receiver) from a court of competent jurisdiction. At Bank's option, it may enforce its rights under a mortgage by judicial foreclosure, and under a deed of trust either by exercise of power of sale or by judicial foreclosure. The institution and maintenance of any remedy permitted above shall not constitute a waiver of the right to submit any controversy or claims to arbitration. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding.

17.2 No Waiver. No waiver of any Default or breach by Borrower hereunder shall be implied from any failure by Bank to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any Default other than the default specified in the waiver and shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Bank to, or of, any act by Borrower requiring farther consent or approval shall not be deemed to waive or render unnecessary the consent or approval to, or of, any subsequent similar act.

17.3 Impounding of Advances. Unless Bank is provided with an indemnification or other assurance satisfactory to Bank (in Bank's sole discretion), Bank may impound such Advances as may be required to enable Bank to comply with the provisions of Colorado Revised Statutes, Section 38-22-126, as amended.

17.4 Successors and Assigns. This Agreement is made and entered into for the sole protection and benefit of Bank and Borrower, their successors and assigns, and no other person or persons shall have any right of action hereunder. The terms hereof shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, that the Borrower's interest hereunder cannot be assigned or otherwise transferred without the prior consent of Bank.

17.5 Notices. Any notice, demand or request required hereunder shall be given in writing at the addresses set forth below by personal delivery, or registered or certified, first class mail, return receipt requested. Notice shall be deemed delivered (i) upon personal delivery, or (ii) twenty-four
(24) hours after deposit with a nationally-recognized overnight courier service, or (iii) three (3) days after deposit with the U.S. postal service, registered or certified mail, postage prepaid. The addresses may be changed by notice to the other party given in the same manner as provided above.

If to Borrower and Guarantors:

Concepts Direct, Inc. 1351 South Sunset Street Longmont, CO 80501 Attn:
Frank Marcus

With Copy to:

McGuire, Woods, Battle and Boothe, LLP 8280 Greensboro Drive, Suite 900 Tysons Comer McLean, VA 22102-3892 Attention: Michael J. Giguere, Esq.

If to Bank:

Bank One, Colorado, NA 1125 - 17th Street Denver, Colorado 80202 Attention:
Greg McCann, Vice President Western Region Real Estate With copy to:

Bank One, Arizona, NA 241 N. Central Ave. 14th Floor, Dept. A909 Phoenix, AZ 85004 Attention: Western Region Loan Administration

17.6 Authority to File Notices. Borrower irrevocably appoints, designates and authorizes Bank as its agent (said agency being coupled with an interest) to send to any third part-y any other notice or documents or take any other action that Bank deems necessary or desirable to protect its interest hereunder, or under the Loan Documents, and will upon request by Bank, execute such additional documents as Bank may require to further evidence the grant of the aforesaid right to Bank.

17.7  Time.  Time is of the essence hereof.

17.8 Amendments, etc. No amendment, modification, termination or waiver of any provisions of this Agreement or of any of the Loan Documents nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17.9 Headings. The article and section headings in no way define, limit, extend or interpret the scope of this Agreement or of any particular article or section.

17.10 Number and Gender. When the context in which the words are used in this Agreement indicate that such is the intent, words in the singular number shall include the plural and vice versa. References to any one gender shall also include the other gender if applicable under the circumstances.

17.11 Validity. In the event that any provisions of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

17.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

17.13 Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and of the Loan Documents and the extension of the Loan hereunder and continue in full force and effect until the Obligations of Borrower hereunder evidenced by the Note have been fully paid and satisfied.

17.14 Automatic Acceleration. Should there occur an Event of Default which would, with the giving of notice, the passage of time, or both, constitute an Event of Default hereunder and if a petition under the United States Bankruptcy Code thereafter is filed by or against Borrower while such event remains uncured and such petition is not dismissed within thirty (30) days of filing, all obligations hereunder shall be automatically accelerated and due and payable and the Default Rate of interest provided for in the Note shall automatically apply as of the date of the first occurrence of the event which would, with the giving of notice, the passage of time, or both, constitute an Event of Default, without any notice, demand or action of any type on the part of Bank (including any action evidencing the acceleration or imposition of the default rate of interest). The fact that the Bank has, prior to the filing of the voluntary petition under the United States Bankruptcy Code, acted in a manner which is inconsistent with the acceleration and imposition of the default rate of interest provided for in the Note, shall not constitute a waiver of this Section 10. 14 or estop Bank from asserting or enforcing Bank's rights hereunder.

17.15 Attorneys Fees and Other Costs. Borrower shall reimburse Bank for all reasonable attorneys' fees and expenses reasonably incurred by Bank in connection with the enforcement of Bank's rights under this Agreement and each of the other Loan Documents, including, without limitation, attorneys' fees and reimbursements for trial, appellate proceedings, out-of-court workouts and settlements and for enforcement of rights under any state or federal statute, including, without limitation, attorneys' fees incurred in bankruptcy and insolvency proceedings such as in connection with seeking relief from stay in a bankruptcy proceeding or negotiating and documenting any amendment or modification of the Loan or reviewing subsequent Loan submission items. Borrower shall pay all costs, including without limitation costs of title searches, title commitments, appraisals, environmental audits, third-party consultants, UCC searches, incurred by the Bank in enforcing payment and performance of the Loan, exercising rights and remedies of Bank under the Loan Documents, or reviewing Loan submission items. Borrower's reimbursement obligation shall be part of the indebtedness evidenced and secured by the Loan Documents.

17.16 Severability; Titles. If any provision of this Loan Agreement or of any other Loan Document securing or executed in connection with this Loan Agreement is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the Loan Document in which such provision is contained, or the application of the provision to other persons, entities or circumstances, nor any other document referred to in this Loan Agreement, shall be affected by such invalidity or unenforceability, and there shall be deemed substituted for the invalid unenforceable provision the most similar provision which would be valid and enforceable under applicable law.

17.17 Right to Participate or Assign Loan. Bank shall retain the right at all times, with or without Borrower's consent, to grant participation in or to assign all of the Note or any portion thereof, together with the collateral for repayment of the Note, to any other entity acceptable to Bank, and Borrower acknowledges that Bank shall have the right to share any and all information concerning Borrower with any prospective loan participant or assignee. Notwithstanding the foregoing, in the event of a participation in or assignment of the Loan, Bank One, Colorado, NA, a national banking association, shall retain the right to make decisions without the consent of the participant or assignee.

17.18 Waiver of Rights. Borrower for itself, and for all who may claim through or under it, waives (a) the right to trial by jury on any issues between Borrower and Bank and to any issues pertaining to the Loan Documents and as to matters pertaining to the acts of the Bank prior to the date hereof; and (b) any and all right to have the property and estates comprising the Property marshalled upon any foreclosure of the lien and security interests of the Loan Documents and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety.

17.19 Counterparts. This Development Loan Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same document.

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of the date first written above by and through their duly authorized representatives.

BORROWER: CONCEPTS DIRECT, INC., a Delaware corporation _

By: /S/ H. Franklin Marcus, Jr. H. Franklin Marcus, Jr. Chief Financial
Officer

BANK: BANK ONE, COLORADO, NA



By: /S/ Gregg McCann Greg McCann Vice President